Exhibit 4.46
EXECUTION VERSION
NOTE PURCHASE DEED – DEED OF AMENDMENT
DEED OF AMENDMENT dated ____ October 2019
BETWEEN:
(1)	TOP SHIPS INC. (as Issuer);
(2)	AMSTERDAM TRADE BANK N.V. (as Security Agent);
(3)	AMSTERDAM TRADE BANK N.V. (as Agent and Registrar);
(4)	AMSTERDAM TRADE BANK N.V. (as Note Purchaser);
(5)	ASTARTE INTERNATIONAL INC. (as Guarantor); and
(6)
SANTA CATALINA INC. (incorporated in the Republic of the Marshall Islands with registered number 99145) and SANTA MONICA MARINE INC. (incorporated in the Republic of the Marshall Islands with registered number 99146) (each a New Guarantor and, together, the New Guarantors).

(each a Party and together the Parties).
WHEREAS
A.
Pursuant to a Note Purchase Deed between the Issuer, the Security Agent, the Agent, the Registrar, the Note Purchaser and the Guarantor originally dated 21 March 2019 (as amended and restated from time to time) (the Note Purchase Deed), the Issuer issued US$10,500,000 in principal amount of floating rate notes (the Notes) to the Note Purchaser. The Note Purchaser holds all the Notes as at the date of this Deed of Amendment.

B.
The Parties have agreed to give effect to the amendments and waiver set out in this Deed of Amendment including, without limitation, the extension of the Final Maturity Date of the Notes by 12 months and the assumption by the New Guarantors of joint and several obligations together with the Guarantor under the Note Purchase Deed.

IT IS AGREED as follows:
1	Definitions and interpretation
1.1	Unless expressly defined otherwise herein, terms defined in the Note Purchase Deed have the same meaning when used in this Deed of Amendment.
1.2	The provisions of clause 1.1 (Definitions and interpretation) of the Note Purchase Deed apply to this Deed of Amendment as though they were set out in full in this Deed of Amendment.
1.3
The Note Purchaser hereby confirms that it is the holder of all the Notes and it hereby agrees to, and (where applicable) hereby directs the Security Agent, the Agent and Registrar to (and each of the Security Agent, Agent and Registrar does so), give effect to the amendments and grant the waiver set out in this Deed of Amendment.

2	Amendment and Waiver
2.1
With effect from the date of this Deed of Amendment, but subject to the satisfaction of the condition precedent in clause 5.1(x), the definition of Final Maturity Date shall be deleted and replaced with the following, and such term shall be construed accordingly for all purposes in the Finance Documents with effect from the date of this Deed of Amendment:

EXECUTION VERSION
“Final Maturity Date means 31 March 2021 or such other date as agreed by the Issuer and Amsterdam Trade Bank N.V.”
2.2
Each of the Parties (other than the Issuer) consents to the raising by the Issuer of, cumulatively, up to US$15,000,000 (the Permitted Fundraising Limit) in additional equity capital from its shareholders in one or more fundraisings at any time on or after 30 June 2019 (each, a Permitted Fundraising) and, in respect of any Permitted Fundraising only (and subject always to the Permitted Fundraising Limit), waives the obligation of the Issuer under clause 8.2(b) (Mandatory Redemption) of the Note Purchase Deed to make any prepayment of the Notes in consequence, or using the proceeds, of such Permitted Fundraising. For the avoidance of doubt, any raising of equity capital by the Issuer that exceeds the Permitted Fundraising Limit, or that occurred prior to 30 June 2019, must comply with clause 8.2(b) (Mandatory Redemption) of the Note Purchase Deed, and is not waived by this clause.

2.3
Each of the Parties (other than the Issuer) consents to the application of the net proceeds of any such Permitted Fundraising (subject always to the Permitted Fundraising Limit) towards the prepayment of the Family Trading Facility (or any other Financial Indebtedness owing by the Issuer to Family Trading Inc. or an Affiliate of Family Trading Inc.), or towards any dividend or other payment in respect of any preferred shares of the Issuer held or acquired by Family Trading Inc. (or an Affiliate of Family Trading Inc.) and/or towards the Issuer’s general corporate purposes (including, without limitation, the funding of additional vessel acquisitions).

2.4
The Guarantor consents to the amendments and waiver given pursuant to this Deed of Amendment and hereby waives all defences to which it might otherwise be entitled as a result of the entry into and the performance of the terms of this Deed of Amendment. This waiver of defences is in addition to and without prejudice to the provisions of clause 14.4 (Waiver of Defences) of the Note Purchase Deed.

3	Guarantee and Indemnity
3.1	Guarantee and indemnity Each New Guarantor, jointly and severally with the other New Guarantor and the Guarantor, irrevocably and unconditionally:
(a)
guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents;

(b)
undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor (other than the Charterer) does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of another Obligor (other than the Charterer) not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Obligor under any Finance Document on the date when it would have been due. The amount payable under this indemnity will not exceed the amount that would have been payable under this clause 3.1 if the amount claimed had been recoverable on the basis of a guarantee.

3.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor (other than the Charterer) under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

EXECUTION VERSION

3.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the New Guarantors under this clause 3 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
3.4	Waiver of defences
The obligations of each New Guarantor under this clause 3 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause 3, would reduce, release or prejudice any of its obligations under this clause 3 including (without limitation):
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;
(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
3.5	New Guarantor’s intent
Without prejudice to the generality of clause 3.4, each New Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.
3.6	Immediate recourse
Each New Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from such New Guarantor under this clause 3. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
3.7	Appropriations
Until all amounts which may be or become payable by the Obligors (other than the Charterer) under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

EXECUTION VERSION

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the New Guarantors shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from a New Guarantor or on account of a New Guarantor’s liability under this clause 3.
3.8	Deferral of New Guarantor’s rights
(a)
Until all amounts which may be or become payable by the Obligors (other than the Charterer) under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, each New Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 3:

(i)	to be indemnified by another Obligor;
(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which a New Guarantor has given a guarantee, undertaking or indemnity under this clause 3;

(v)	to exercise any right of set-off against any other Obligor; and/or (vi)to claim or prove as a creditor of any other Obligor in competition with any Finance Party.
(b)
If a New Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with the Payment Mechanics. This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

3.9	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
3.10	Deemed obligations of New Guarantors
(a)
Each of the New Guarantors agrees to be bound by the terms and conditions of the Note Purchase Deed applicable to the Guarantor and the Obligors mutatis mutandis as if it were a party to the Note Purchase Deed in each such capacity with effect from the date of this Deed of Amendment, save in relation to the creation or maintenance of any Security Interest on the basis that the obligations of the New Guarantors arising pursuant to this Deed of Amendment are not intended by the Parties to be, and are not, Secured Obligations.

(b)	Subject as provided in clause 3.10(a), all of the representations and warranties set out in this Schedule 3 (Representations and Warranties of the Obligors) of the Note Purchase

EXECUTION VERSION

Deed are deemed to be made by each New Guarantor on the date of this Deed of Amendment. The Repeating Representations are deemed to be made by each New Guarantor on the first day of each Interest Period.
(c)
Each representation or warranty deemed to be made by each New Guarantor after the date of this Deed of Amendment shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

4	Continuing obligations
4.1	The provisions of the Note Purchase Deed and the other Finance Documents will, save to the extent amended and waived pursuant to this Deed of Amendment, continue and remain in full force and effect.
5	Miscellaneous
5.1
On or prior to the date of this Deed of Amendment, each of the New Guarantors shall have provided to the Agent, or its duly authorised representative, all of the documents and evidence listed below in form and substance satisfactory to the Agent:

(i)          A copy of the constitutional documents of each New Guarantor;
(ii)          A copy of a resolution of the board of directors of each New Guarantor (or, if applicable and duly evidenced, any committee of such board empowered to approve and authorise the following matters): (A) approving the terms of, and the transactions contemplated by, this Deed of Amendment and resolving that it will execute, deliver and perform its obligations hereunder; (B) authorising a specified person or persons to execute this Deed of Amendment on its behalf; and (C) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Deed of Amendment;
(iii)          A specimen of the signature of each person authorised by the resolution referred to in (ii) above;
(iv)          A copy of a resolution signed by all the holders of the issued shares in each New Guarantor approving the terms of, and the transactions contemplated by, this Deed of Amendment;
(v)          A copy of a resolution of the board of directors of each corporate shareholder of each New Guarantor and each other relevant entity approving the terms of the resolution referred to in sub-clause (iv) above;
(vi)          A certificate of each New Guarantor (signed by an authorised signatory) confirming that guaranteeing the Notes and entering into this Deed of Amendment would not cause any borrowing, guarantee, security or similar limit or restriction binding on it to be exceeded;
(vii)          A copy of any power of attorney under which any person is appointed by any New Guarantor to execute this Deed of Amendment on its behalf;
(viii)          A certificate of an authorised signatory of each New Guarantor certifying that each copy document relating to it is correct, complete and in full force and effect and has not been amended or superseded and that any such resolutions or power of attorney have not been revoked;
(ix)          A goodstanding certificate from the Marshall Islands competent authority in respect of each New Guarantor;

EXECUTION VERSION

(x)          Evidence that the existing Mortgages and related Registry filings have been amended to reflect the maturity date extension of the Notes as effected pursuant to Clause 2.1 of this Deed of Amendment; and
(xi)          Duly executed process agent appointment letter in respect of the New Guarantors.
5.2	The Agent and the Issuer designate this Deed of Amendment to be a Finance Document.
5.3
Any term of this Deed of Amendment may be amended only with the consent of the Parties or waived only with the consent of the Parties (other than the party seeking the waiver) and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

5.4
If, at any time, any provision of this Deed of Amendment is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

5.5	No term of this Deed of Amendment is enforceable under the Contracts (Rights of Third Parties) Act 1999 by anyone other than a party to this Deed of Amendment.
6	Counterparts
This Deed of Amendment may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed of Amendment.
7	Governing law
This Deed of Amendment and all non-contractual obligations arising in any way whatsoever out of or in connection with this Deed of Amendment shall be governed by, and construed and take effect in accordance with, English law.
8	Jurisdiction
8.1	Jurisdiction of English courts
(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed of Amendment or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Deed of Amendment) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)
Notwithstanding clause 8.1(a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

8.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each New Guarantor:
(a)	irrevocably appoints:
Top Properties (London) Limited
247 Gray’s Inn Road

EXECUTION VERSION

London WC1X 8QZ
United Kingdom
as that New Guarantor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed of Amendment and any Finance Document;
(b)	agrees that failure by an agent for service of process to notify the relevant New Guarantor of the process will not invalidate the proceedings concerned; and
(c)
if any person appointed as process agent for a New Guarantor is unable for any reason to act as agent for service of process, that New Guarantor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

IN WITNESS WHEREOF the parties hereto have caused this Deed of Amendment to be executed and delivered as a deed at the date and year first written above.
THE ISSUER
EXECUTED and DELIVERED as a DEED by TOP SHIPS INC. acting by: in the presence of:	) ) ) )	………………………………………………. Attorney-in-fact

……………………………
Witness name:
Address:
Occupation:

EXECUTION VERSION

THE SECURITY AGENT
EXECUTED and DELIVERED as a DEED by AMSTERDAM TRADE BANK N.V. acting by:	) ) ) )	………………………………………………. Authorised signatory ………………………………………………. Authorised signatory

THE AGENT AND THE REGISTRAR
EXECUTED and DELIVERED as a DEED by AMSTERDAM TRADE BANK N.V. acting by:	) ) ) )	………………………………………………. Authorised signatory ………………………………………………. Authorised signatory

THE NOTE PURCHASER
EXECUTED and DELIVERED as a DEED by AMSTERDAM TRADE BANK N.V. acting by:	) ) ) )	………………………………………………. Authorised signatory ………………………………………………. Authorised signatory

THE GUARANTOR
EXECUTED and DELIVERED as a DEED by ASTARTE INTERNATIONAL INC. acting by: in the presence of:	) ) ) )	………………………………………………. Attorney-in-fact

……………………………
Witness name:
Address:
Occupation:

EXECUTION VERSION

THE NEW GUARANTORS
EXECUTED and DELIVERED as a DEED by SANTA CATALINA INC. acting by: in the presence of:	) ) ) )	………………………………………………. Attorney-in-fact

……………………………
Witness name:
Address:
Occupation:

EXECUTED and DELIVERED as a DEED by SANTA MONICA MARINE INC.acting by: in the presence of:	) ) ) )	………………………………………………. Attorney-in-fact

……………………………
Witness name:
Address:
Occupation: